EXHIBIT 35.2

Servicer Compliance Certificate

CHASE AUTO OWNER TRUST 2006-A

The undersigned, a duly authorized officer of Chase Auto Finance Corp., as subservicer (in such capacity, the “Subservicer”) under the Subservicing Agreement, dated as of May 20, 2006 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Subservicing Agreement”), by and between JPMorgan Chase Bank, National Association and the Subservicer, does hereby certify that:

1.	A review of the activities of the Subservicer during the period from June 13, 2006 through December 31, 2006, and of its performance under the Subservicing Agreement has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations in all material respects under the Subservicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Subservicer this 28th day of March, 2007.

/s/ William J. Schiralli
Name: William J. Schiralli
Title: Vice President